Exhibit 99.11

December 4, 2019

Proteon Therapeutics, Inc.

200 West Street

Waltham, MA 02451

Consent to Reference in Proxy Statement/Prospectus

Proteon Therapeutics, Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Richard S. Levy, M.D.
Name: Richard S. Levy, M.D.